CONTRACT OF EMPLOYMENT

This contract of employment is entered into today, 9 August, between:

Equinor ASA
Business Registration Number 923 609 016
Forusbeen 50, 4035 Stavanger

(Hereinafter "the Company")

and

Anders Opedal
Date of Birth: 04 May 1968

(Hereinafter "Chief Executive Officer")

1 Employment and Date of Commencement

Anders Opedal is hereby employed by the Board of Directors of Equinor ASA to serve as President and Chief Executive Officer in Equinor ASA.

The employment will commence on 2 November, 2020.

2 Place of Work

The Chief Executive Officer's principal place of work is currently Stavanger. The Board of Directors reserves the right to change the place of work. The Board of Directors shall discuss with the Chief Executive Officer prior to making such change.

The position involves working and travelling both within the country and abroad.

3 Duties and Liabilities

The Chief Executive Officer is responsible for management of the company and shall comply with the guidelines and instructions given by the Board of Directors. The Chief Executive Officer is responsible to the Board of Directors for the Company's business and operations being performed in accordance with the Company's governing system and guidelines, law and regulations and commercial custom and practice.

The Chief Executive Officer is responsible for hiring and, if needed, dismissal of leaders reporting directly to him. The Board of Directors shall be informed prior to the decision by the Chief Executive Officer.

The Chief Executive Officer shall, at the request of the Board of Directors, serve as Chairman of the Board or Director of any of the Company's subsidiaries. The Chief Executive Officer shall not be entitled to Director's fees for any such

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appointments. Upon the request by the Board of Directors, the Chief Executive Officer shall, without compensation and, on the date decided by the Board of Directors, resign all such directorships.

4 Working Hours and Holiday

4.1 Working Hours

The Chief Executive Officer is exempted from the regulations concerning working hours in the Working Environment Act of 2005 No. 62, in accordance with section 10-12.

4.2 Holiday and Holiday Payment

Holiday and holiday payment is granted in accordance with the Norwegian Holiday Act of 1988 No. 21 and the Company's guidelines as applicable at any given time.

5 Remuneration

5.1 Base salary

The base salary is subject to decision by the Board of Directors.

The annual gross base salary (grunnhimn) at the date of commencement of employment is NOK 9,100,000.

The base salary is subject to annual review by the Board of Directors. The next review will take place in September 2021. The Board of Directors is under no obligation to award an increase following a review. There will be no review of the base salary after notice has been given by either party to terminate the employment.

The Chief Executive Officer will be paid one twelfth of the annual base salary each month in accordance with the applicable Company regulations at any given time. The only exception to this is the month of June, in which the payment of base salary will be replaced by a holiday payment in accordance with the Holiday Act, and the Company's guidelines at any given time.

5.2 Performance Based Pay Scheme

The Chief Executive Officer shall participate in the Company's performance based pay schemes subject to the prevailing rules of the scheme at any given time. The Board of Directors reserves the right to change, or alternatively terminate, the performance based schemes at the Company's sole discretion.

Changes to or termination of performance based pay schemes cannot be made unilaterally by the Board of Directors during a participation period which has been agreed.

The Chief Executive Officer is entitled to the earned annual variable pay if employed in the Equinor Group at the time of payment and without having submitted a notice of termination. Irrespective of this, the variable pay will be subject to the result of the annual Threshold assessment by the Board of Directors.

5.3 Other Benefits

The Chief Executive Officer is entitled to further benefits as set out in the applicable guidelines of the Company at any given time.

5.4 Travelling and Subsistence Allowances

Business related travel expenses shall be reimbursed in accordance with the applicable regulations in the Company's guidelines at any given time.

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5.5 Deductions in salary/holiday pay and Reclaim of compensation

The Chief Executive Officer agrees that, provided the Company makes wrongful payments pertaining to salary, bonuses, holiday pay, travel advance/allowances or similar, the Company can make necessary deductions in the salary/holiday pay after the error was discovered, ctr Section 14-15 of the Working Environment Act. Such deductions can also be applied for purchase of goods from the Company.

The Company has a right to reclaim compensation that were awarded based on data which subsequently proved to be clearly misstated. This provision remains effective also after the termination of the employment with the Company.

6 Company Pension and Insurance Schemes

The Chief Executive Officer shall participate in the Company's General Pension Scheme as applicable in the Company at any given time.

The pensionable salary will be subject to a cap at 12G (G = the National Insurance basic amount).

Furthermore, the Chief Executive Officer shall participate in the Company's Insurance Schemes as applicable in the Company at any given time.

The Board of Directors reserves the right to adjust and, in accordance with all appropriate legal requirements, terminate the General Pension and Insurance Schemes at the its sole discretion.

7 Work Outside the Company and Financial Interests

The Chief Executive Officer is obliged to devote all his working capacity to the performance of his position at the Company. He shall not undertake any other position or honorary/board post salaried or unsalaried, without the prior written consent of the Board of Directors. Such consent shall not be unreasonably withheld.

The Board of Directors reserves the right to withdraw any such consent in cases where a conflict of interest of any kind arises, or if the Chief Executive Officer's ability to perform his work is affected or his duties or responsibilities towards the Company are impaired.

The Chief Executive Officer shall register any directorships and any financial interests he may have in other enterprises in accordance with the applicable Company regulations at any given time. The Chief Executive Officer shall not be entitled to compensation if he is obliged to resign any such directorships and/or financial interests in order to comply with the applicable Company regulation or this Contract of employment.

8 Termination and Resignation

8.1 Period of Notice

The notice period shall be 6 months. The notice period shall be calculated from the first day of the calendar month following that in which the other party received the written notice. The Chief Executive Officer is obliged to resign with immediate effect, or at any later date as decided by the Board of Directors, from his position and any directorships or appointments in the Company or in any subsidiaries of the Company. If such resignation is required by the Board of Directors, the Chief Executive Officer is entitled to both base salary and other compensation including fixed addition in lieu of pension accrual above 12G, pension and insurance contributions during the notice period, provided that he remains available at the request by the Board of Directors.

8.2 Return of the Company's Possessions

On the last day of the notice period, the Chief Executive Officer shall return to the Company all property belonging to it, including but not limited to: any documents, electronically stored information, personal computer equipment, cell phone and admission card keys, irrespective of their whereabouts or how they are stored.

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The Chief Executive Officer shall, at the request of the Board of Directors, sign a statement confirming that he is not in possession of, nor has handed over to any unauthorised person, any of the Company's documents (or copies thereof) or Company property of any kind. The Chief Executive Officer shall not be entitled to retain any such Company property under any circumstances

9 Severance Pay

9.1 Waiver of Protection against Dismissal In Consideration for Agreed Severance Pay

The Chief Executive Officer waives the rights that otherwise apply to employees pursuant to Chapter 15 of the Working Environment Act, in accordance with section 15-16 second paragraph, in consideration of the right to severance pay pursuant to this Clause 9.

9.2 Severance Pay

If the Board of Directors has given the Chief Executive Officer notice of termination of his employment, he shall be entitled to severance pay corresponding to 6 months of his base salary. Such severance pay shall be calculated as from the date of expiry of the notice period, hereinafter referred to as the 'time of discontinuance'. The Chief Executive Officer shall also be entitled to the same amount of severance pay if he resigns pursuant to a written agreement with the Board of Directors.

Severance pay shall not be included in any calculation of holiday pay. During the period in which severance pay is payable the Chief Executive Officer shall not be entitled to any other remuneration or benefits as set out in Clause 5, nor is he covered by the Company's pension and insurance schemes.

The severance pay is paid by the Company in monthly instalments or as a one-off lump-sum payment subject to the Board of Director's sole discretion.

If the Chief Executive Officer is appointed to a new position or receives income from a business of which he is an active owner, the severance pay will be reduced by a corresponding amount calculated on the basis of the Chief Executive Officer's new annual income. The Chief Executive Officer is obliged to provide the Company with all information regarding such deductible income.

9.3 Transfer to Pension

The entitlement to receive severance pay is conditional on the Chief Executive Officer not being entitled to, or receiving, a pension from the Company.

If during the period in which severance pay is payable pursuant to Clause 9.2 above, the Chief Executive Officer is or becomes entitled to a pension pursuant to Clause 6, he shall receive the pension in lieu of severance pay as from the date he becomes entitled to such a pension.

9.4 Lapse of Right to Severance Pay

The entitlement to severance pay is conditional on the Chief Executive Officer not being guilty of gross misconduct, gross negligence, disloyalty or any other material breach of his duties, according to section 15-14 of the Working Environment Act. If the Chief Executive Officer is found to be in breach of his duties, the Board of Directors is entitled to claim back any severance payments already made.

In the event that the Chief Executive Officer commits or is responsible for any irregularities or dereliction of duty that may result in liability in damages or in he being prosecuted for a criminal offence, or the Chief Executive Officer is found to be in breach of the Non-competition Clause, severance pay can be withheld, and the Board of Directors will be entitled to claim back any severance payments already made.

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10 Professional Secrecy

The Chief Executive Officer is obliged to comply with the Company's prevailing regulations on Professional Secrecy, and he shall sign the Company's standard Declaration of confidentiality and if necessary, an individual and separate Non-disclosure undertaking. The Chief Executive Officer must treat all information in such a manner so as not to harm the Company's legitimate interests in any way.

11 Non-competition

The Chief Excutive Officer waives the rights pursuant to chapter 14 A of the Working Environment Act in accordance with section 14 A-5.

During his employment and for a period of 6 months from the expiry of the notice period the Chief Executive Officer shall refrain from commencing employment with, rendering advisory services to {irrespective of whether or not he receives compensation), establishing or participating in a business either alone or together with others or on behalf of any other person, owning shares, other assets, or other ownership interests in, or in any other way be engaged in any entity or business that directly or indirectly competes with the business activities of the Company or any of its directly or indirectly owned subsidiaries.

Prior to the end of the notice period the Board of Directors may, at its own discretion, wholly or partly decide to waive its rights set out in this Clause. Any such waiver shall be in writing in order to be considered valid. If the Chief Executive Officer terminates the employment, he shall, no later than one month prior to the time of discontinuance, provide the Board of Directors with written information regarding new employment.

The severance pay as set out in clause 9.2 is considered as compensation for the Chief Executive Officer's non-compete obligations.

If the Chief Executive Officer terminates the employment and thus has no right to severance pay, he shall receive one monthly base salary for each month of the non-compete period with no corresponding payment of severance pay. A deduction in the compensation shall be made for other gross income {either employment income or business income, including Director's fees), or other payments from the Equinor group earned during the non-compete period. Such deduction shall be limited to 50% of the compensation.

The Chief Executive Officer is obliged to provide the Company with information in writing regarding such deductible income. If the Chief Executive Officer fails to do so, the Board of Directors can retain any compensation not paid until such information and documentation is provided.

The covenants in this clause shall also apply if the Chief Executive Officer's employment is terminated on the grounds of fundamental breach, according to section 15-14 of the Working Environment Act. In such case the compensation shall be limited to 1 G per month in the non-competition period.

For a period of 12 months following time of discontinuance, the Chief Executive Officer shall not be entitled to directly or indirectly on his own account or on behalf of or in conjunction with any other person, approach, affect or in any way contribute to the termination of any client relationship with persons or customers that the Chief Executive Officer has established contact with during the last year before the statement from the company is given. Nor shall the Chief Executive Officer approach any such persons or businesses, with a view to inducing such person or business to change its relationship with the Company or any other affiliated company in any way.

For a period of 12 months following time of discontinuances, the Chief Executive Officer shall not be entitled to, directly or indirectly on his own account or on behalf or in conjunction with any person, approach, affect or in any way contribute to the termination of any employment by any employees of the Company.

If the Chief Execuitve Officer is in breach of his duties under the above provisions, the Board of Directors has the right to demand the immediate discontinuation of the activity in breach of this clause, cease the payment of compensation, and require the Chief Execuitve Officer to pay a penalty amounting to 50 % of monthly

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compensation for every month that he has acted in breach of the non-competition clause. The penalty is to run from and including the calendar month in which the activity in breach of this clause occurred, up until and including the calendar month in which the activity ceased. The Board of Directors is also entitled to claim back any compensation that has already been paid in accordance with the above non-competition clause. This clause shall not restrict the Board of Director's right to alternatively claim compensation for the actual damage suffered through such breach.

Without prejudice to this Clause 11, the Chief Execuitve Officer acknowledges his duty under Clause 10 not to make use of or divulge to any person any information of a confidential or secret nature.

12 Intellectual Property Rights

All rights to what is produced by the Chief Executive Officer alone or in cooperation with others in connection with the employment relationship, including but not limited to copyrights and other rights relating to copyright in intellectual property, trademarks, design, inventions, patents, know-how, other intellectual property rights, trade secrets, business plans, concepts, ideas, customer lists and information, texts and other written material, models, drawings, systems, algorithms and software including source code and object code {hereinafter called "Production"), is in force of this Contract of employment automatically transferred to the Company.

Know-how in this context means the collection of technical detail, knowledge, experience and the like, which singularly may be less significant, yet collectively can be useful for business competitiveness. Common technical knowledge is not considered to be know-how.

Through this Contract of employment, the Company is awarded an exclusive and perpetual right to any form of use, exploitation, publication and copying of such Production in any form and on any medium, and for the registration of rights to such Production. The Company shall be free of its own accord to make changes, adaptations and developments, as well as to transfer and/or licence rights to Production to one or more third parties.

The Chief Executive Officer undertakes to immediately transfer all information on such Production to the Company. He is not entitled to exploit the Production in any other manner than through performing work for the Company. Upon termination of employment, the Employee is not entitled to retain copies of the Production.

The Chief Executive Officer undertakes, both during and after termination of employment, to contribute what is necessary in order for the Company to fully exploit the rights of the said Production, including by contributing to the preparation of, and by signing all documents required for the registration of intellectual property rights, including, but not limited to, patents, copyrights, trademarks and designs, in any jurisdiction.

The transfer of rights pursuant to this chapter does not entitle the Chief Executive Officer to compensation beyond regular salary, unless otherwise provided by applicable law and Company guidelines.

The provisions concerning rights in this chapter apply both during employment and after employment has ceased.

13 Leadership, Code of Conduct and Working Environment

The Company sets high standards for how its employees work to deliver results. The Chief Executive Officer is obliged to familiarise himself with, keep updated on, and act as a role model in compliance with the Company's values, Code of Conduct, leadership principles and all relevant regulations on working environment that are established within the Company.

The Chief Executive Officer shall ensure safe and secure working conditions and act with integrity and high ethical standards. He shall treat all employees with respect and contribute to a culture of collaboration and a thoroughly sound working environment.

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The Chief Executive Officer acknowledges that any breach of the Company's internal guidelines may lead to disciplinary action being taken by the Board of Directors which includes, but is not limited to dismissal or summary dismissal.

14 Information Systems

All information systems made available to the Chief Executive Officer (for example PC, software, databases, information system for internet and intranet) and any information stored in such information systems, are the exclusive property of the Company.

The Chief Executive Officer is obliged to use the Company's information systems in connection with the work of the Company. Private use of the Company's information systems is only permitted to a limited extent.

All licensed software used by the Chief Executive Officer in connection with work for the Company must be approved by the Company.

15 Tax

Before payment of any compensation or benefit arising under this contract, all and any applicable taxes will be calculated and withdrawn by the Company in accordance with relevant local laws and regulations and the Company's normal practice.

The Chief Executive Officer shall be fully responsible for all taxes on both Company sourced and personal income, wherever they may arise as a result of the Chief Executive Officer's tax residency status and physical presence in a location performing duties on behalf of the Company or any company in the Equinor Group; and ensuring compliance with personal tax filing requirements in all locations in which such obligations arise.

The Chief Executive Officer acknowledges that the Company may have tax reporting obligations in respect of Company sourced income in the countries in which he is required to perform his duties under this contract of employment. Throughout the employment the Chief Executive Officer shall therefore maintain an accurate travel calendar recording the countries he has visited in the course of the employment and number of days spent in such countries on each visit.

16 General

This Contract of employment regulates all aspects of the Chief Executive Officer's conditions of employment with the Company and shall replace all former agreements between the Chief Executive Officer and the Company in connection with the Chief Executive Officer's employment. Any supplements or amendments to this contract shall be in writing.

17 Choice of Law and Arbitration

17.1 Choice of Law

This contract of employment and the contractual relationship between the Company and the Chief Executive Officer shall be governed by, and construed in accordance with, Norwegian Law.

If the Chief Executive Officer performs work abroad and any of the provisions of this contract of employment should become invalid or unenforceable due to inconsistency with any foreign mandatory law, the remaining provisions of this contract of employment shall nevertheless remain in full force. The contract of employment shall remain in full force and effect on the Chief Executive Officer's return from the relevant foreign jurisdiction.

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17.2 Arbitration

In the event of a dispute between the parties concerning the interpretation, application or performance of this contract of employment, including any appendices and contracts that alter or replace it, or in the event of a dispute concerning the termination of employment and related compensation claims, and if one of the parties so demand, such disputes shall be settled by arbitration pursuant to the Norwegian Arbitration Act 2004 No. 25.

The parties shall, if possible, appoint the arbitrators jointly. If the parties cannot agree on the composition of the Court of Arbitration, they shall each appoint one arbitrator. The two appointed arbitrators shall together appoint the third arbitrator, who shall be the Chairman of the Arbitration Court. If the two appointed arbitrators cannot agree on the choice of Chairman of the Court of Arbitration, either party may demand that the Chairman of the Borgarting Court of Appeal is to make the choice.

The Court of Arbitration shall, insofar as is possible, reach a decision on the matters in dispute within 90 days of the appointment of the Court of Arbitration.

The expenses of the Court of Arbitration including expenses relating to the Arbitrator(s) are to be covered by the Company. Unless otherwise decided by the Court of Arbitration based on provisions in the applicable legislation, the parties shall cover their own respective expenses for counsel.

The parties agree that the arbitration procedure and the decisions of the Court of Arbitration are to be kept confidential.

18 Authorisation

The Contract of employment is approved by the Board of directors 5 August 2020 and the Chair of the Board has in the same meeting been authorised by the Board to sign the contract.

19 Signature

Two identical copies of this contract of employment shall be signed, and one copy shall be retained by each party.

******

Oslo, 9 August 2020
____/s/ Jon Erik Reinhardsen

Place/Date Oslo 9/8/2020
____/s/ Anders Opedal

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